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                                                                   EXHIBIT 23.1


We have issued our report dated July 21, 1995, accompanying the consolidated financial statements of International Airline Support Group, Inc. and Subsidiaries contained in Proxy Statement and Prospectus. We consent to the use of the aforementioned report in the Proxy Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


/s/ GRANT THORNTON LLP

Miami, Florida
July 10, 1996